SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 29, 2002
Date of Report
(Date of earliest event reported)

AVENUE A, INC.
(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

506 Second Avenue, 9th Floor, Seattle, Washington 98104
(Address of principal executive offices, including zip code)

(206) 816-8800
(Registrant’s telephone number, including area code)

Item 4.    Change in Registrant’s Certifying Accountant

Previous Independent Accountant

As of May 29, 2002, we dismissed Arthur Andersen LLP (“Arthur Andersen”) as our independent accountant.

Arthur Andersen has served as our independent accountant since 1998. The decision to change our independent accountant was recommended and approved by our Audit Committee and approved by our Board of Directors. The principal accountant’s report on the financial statements for each of the past two years did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. We have had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

During the period that Arthur Andersen served as our independent accountant and through the date of this Form 8-K, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided Arthur Andersen with a copy of this disclosure, and we have requested that Arthur Andersen furnish us with a letter addressed to the Securities and Exchange Commission (“SEC”), stating whether it agrees with the above statements. We expect to file a copy of Arthur Andersen’s letter to the SEC, as Exhibit 16.1 to an amendment to this Form 8-K no later than (i) the 10th business day after filing this 8-K, or (ii) the 2nd business day after our receipt of such letter.

New Independent Accountant

On May 29, 2002, we engaged KPMG LLP (“KPMG”) as our independent accountant to audit our financial statements for the fiscal year ending December 31, 2002. The decision to engage KPMG was recommended and approved by our Audit Committee and approved by our Board of Directors.

Since January 2000 and through May 29, 2002, we have not consulted with KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided by KPMG that was an important factor we considered in reaching a decision on an accounting, auditing, or financial reporting issue, or (ii) any matter that was the subject of either a disagreement or a reportable event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 3, 2002

AVENUE A, INC.

By:	/S/ JEFFREY J. MILLER
Name:	Jeffrey J. Miller
Title:	Senior Vice President, Legal and Privacy Affairs and Corporate Secretary

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